Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-72086, 33-86040, 333-05643, 333-56215, 333-42708, 333-101037, 333-107317, and 333-119262 of The Talbots, Inc. and its subsidiaries on Forms S-8 of our report dated April 14, 2005, relating to the financial statements of The Talbots, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 3) and our report on internal control over financial reporting dated April 14, 2005 (which report expresses an adverse opinion on the effectiveness of The Talbots, Inc. and subsidiaries’ internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of The Talbots, Inc. for the year ended January 29, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 14, 2005